Exhibit 1A-15.A

EXHIBIT A

TOKEN RIGHTS AGREEMENT

See Attached

-Exhibit A-1-

THE “TOKENS” (AS DEFINED BELOW) ARE PROVIDED SOLELY ON THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT AND ON THE CONDITION THAT THE TOKEN HOLDER (AS DEFINED BELOW) ACCEPTS AND COMPLIES WITH THEM. THE “TOKEN HOLDER” (AS DEFINED BELOW): (A) ACCEPTS THIS AGREEMENT AND AGREES THAT IT IS LEGALLY BOUND BY ITS TERMS; AND (B) REPRESENTS AND WARRANTS THAT: (I) THE TOKEN HOLDER IS OF LEGAL AGE TO ENTER INTO A BINDING AGREEMENT; AND (II) IF THE TOKEN HOLDER IS A CORPORATION, GOVERNMENTAL ORGANIZATION, OR OTHER LEGAL ENTITY, THE PERSON AGREEING TO THIS AGREEMENT HAS THE RIGHT, POWER, AND AUTHORITY TO ENTER INTO THIS AGREEMENT ON BEHALF OF THE TOKEN HOLDER AND BIND THE TOKEN HOLDER TO ITS TERMS. IF THE TOKEN HOLDER DOES NOT AGREE TO THE TERMS OF THIS AGREEMENT, THE COMPANY (AS DEFINED BELOW) WILL NOT AND DOES NOT AGREE TO OFFER AND/OR SELL ANY TOKENS TO THE TOKEN HOLDER.

THE TOKENS WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REVIEWED, APPROVED, OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION, PASSED UPON THE ACCURACY OR ADEQUACY OF ANY INFORMATION GIVEN TO THE PURCHASER OF SUCH TOKEN.

FURTHER, THE TOKENS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN SOLD IN RELIANCE UPON THAT CERTAIN EXEMPTION FROM REGISTRATION SET FORTH IN RULE 251, ET SEQ. (17 CFR 230.251, ET SEQ.) PROMULGATED THEREUNDER (RULE 251, TOGETHER WITH ALL RELATED STATUTES, RULES AND REGULATIONS, BEING REFERRED TO INDIVIDUALLY AND COLLECTIVELY HEREIN AS “REGULATION A”).

The Tokens are provided, controlled, operated and administered by the Company from its offices within the United States of America. The Company makes no representation that the Tokens are appropriate or available for use at other locations outside of the United States and access to them from territories where their contents/use are illegal is expressly prohibited. If the Token Holder is located outside of the United States, the Token Holder is, and will at all times be, solely responsible for compliance with all applicable local laws with respect to the acquisition and ownership of the Tokens.

TOKEN RIGHTS AGREEMENT

This TOKEN RIGHTS AGREEMENT (as the same may be amended or modified from time to time pursuant to the terms hereof, this “Agreement”) is an agreement between CERES COIN LLC, a Delaware limited liability company (the “Company”) and each Token Holder (as defined below) and governs each Token Holder’s rights and restrictions in connection with the ownership of the respective Token(s) (as defined below) held by such Token Holder. A copy of the most current version of this Agreement is, and will be, made available on the Company’s website at www.cerescoin.io.

RECITALS:

A.       The Company previously filed that certain Offering Statement (File No. __________) with the Securities and Exchange Commission (“SEC”) on [________, 2019] (as the same may be amended, modified, restated or supplemented from time to time, the “Offering Statement”). The Offering Statement describes, among other things, the offer and sale of certain “Tokens” (each a “Token”) by the Company.

B.       While the Tokens are, and will at all times be, electronic assets, the Company intends by this Agreement to contractually define its rights and obligations to each holder of a Token(s), and each Token Holder’s rights, obligations and restrictions with respect to their ownership of the respective Token(s).

C.       The Company has agreed to be bound by all of the terms and conditions of, and will for so long as any Token(s) are issued and outstanding be deemed a party, to this Agreement with respect to such Token(s).

D.                  Each Token Holder, in connection with the acquisition of his/her/its respective Token(s) and as a condition of such acquisition, has agreed to be bound by all of the terms and conditions of, and will for so long as such Token Holder is the holder of any Token(s) be deemed a party, to this Agreement with respect to such Token(s).

E.       Each Token Holder further acknowledges and understands that certain transactions related to the Token (including certain payments to be made between the parties) as provided for herein will be affected through the chaincode which is the Token and may not require any further action or consent by the Token Holder or the Company.

NOW THEREFORE, in mutual consideration of the covenants and agreements contained herein, the parties agree as follows:

1.           Definitions. As used herein the following terms will have the following meanings:

(a)          “Affiliate” means, with respect to the Company, any Person controlling, controlled by, or under common control with the Company. For purposes of the foregoing, “control” of a Person will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital securities, by contract, or otherwise.

(b)          “Applicable Law” means, with respect to any Person or matter, any and all laws, statutes, ordinances, rules, regulations, judgments, decrees or orders of any state, federal or local government or agency which are applicable to such Person/matter. Without limiting the generality of the foregoing, the term “Applicable Law” will, where applicable, specifically include all relevant Securities Laws.

(c)          “Banking Body” means, individually and collectively as the case may be: (i) any banking or other financial institution directly engaged by the Company in connection with the operation of the Business (or any portion thereof); and (ii) any federal, state or local regulatory or other agency or authority having jurisdiction over the any such banking/financial institution. Without limiting the generality of the foregoing, the term Banking Body as used herein will specifically include each banking/financial institution where a Clearing Account is established and each banking/financial institution engaged, or otherwise involved in, the purchase/sale/transfer of the Coins.

(d)       “Blockchain Business” means the Company’s ownership and maintenance of the Framework and the Coins.

(e)       “Blockchain Net Income” means, for any given period, the total amount of Transaction Fees and other amounts (if any) actually received by the Company (whether directly or indirectly) for such period from the Blockchain Business less the total amount of all Operating Costs incurred by the Company in connection with (or otherwise allocated by the Company to) the Blockchain Business during such period; each as calculated in accordance with Sound Accounting Principles.

(f)       “Business” means, individually and collectively as the case may be, the Blockchain Business and the Loan Business, as applicable.

(g)       “Clearing Account” means, with respect to a particular Token Holder, that certain bank, brokerage, or other account specified by such Token Holder to the Company from time to time with respect to the payment of amounts payable to such Token Holder hereunder.

(h)       “Coins” means those certain “Coins” offered and sold by the Company under, and pursuant to, the Offering Statement. As used herein, the term “Coins” will include those certain “Coins” described in detail in the Offering Statement and all future annotations/derivations/replacements thereof.

(i)           “Distributable BB Liquidation Proceeds” has the meaning given such term in Section 3(c).

(j)           “Distributable LB Liquidation Proceeds” has the meaning given such term in Section 4(c).

(k)       “Distribution Interest” means, at any given time and with respect to a particular Token Holder, a percentage equal to the result of the following: (i) the total number of Tokens then held by such Token Holder; divided by (ii) the total number of Tokens then issued and outstanding.

(l)       “Framework” means that certain private, blockchain-based, transaction framework established by the Company for use (initially) to facilitate transactions in the legal cannabis industry. As used herein, the term “Framework” will include that certain “Framework” described in detail in the Offering Statement and all future annotations/derivations/replacements thereof.

(m)       “Liquidation” means, with respect to the Company, the Blockchain Business and/or the Loan Business (as applicable), as applicable: (i) the sale (in one or more related transactions) or other transfer of substantially all of the assets of, or otherwise related to, the same; and/or (ii) the voluntary or involuntary liquidation, winding up or other termination of the same.

(n)       “Liquidation Costs” means, with respect to a particular Liquidation, the aggregate amount of all costs and expenses actually incurred by (or otherwise on behalf of) the Company in connection with such Liquidation, including all related legal, accounting and/or other professional fees.

(o)       “Loan” or “Loans” means, individually and collectively as the case may be, those certain interest-bearing loans made from time to time by the Company, whether the same are made directly by the Company or indirectly through one or more wholly owned subsidiaries (each a “Loan Sub”).

(p)       “Loan Business” means the making of Loans by the Company, whether made directly or indirectly through any Loan Sub(s).

(q)       “Loan Net Income” means, for any given period, the total amount of interest income and other amounts (other than repayment of principal) actually received by the Company (whether directly or indirectly) for such period from the Loan Business less the total amount of all Operating Costs incurred by the Company and each Loan Sub (as applicable) in connection with (or otherwise allocated by the Company to) the Loan Business during such period; each as calculated in accordance with Sound Accounting Principles.

(r)       “Majority Consent” means, with respect to any Major Loan Action submitted to a vote of the Token Holders pursuant to Section 5(a), the affirmative vote (or deemed affirmative vote pursuant to Section 5(b) below) of the Token Holders owning at least fifty-one percent (51%) of the then issued and outstanding Tokens.

(s)       “Offering Circular” means that certain Offering Circular on Form 1-A made part of the Offering Statement describing (among other things) the offer and sale of the Tokens, as the same may be amended, modified, restated or supplemented from time to time.

(t)       “Operating Costs” means, for any given period and with respect to a particular line of Business, the aggregate amount of all costs and expenses actually incurred by (or otherwise on behalf of) the Company in connection with the ownership and/or operation of such line of Business during the subject period, in each case as calculated in accordance with Sound Accounting Principles. Without limiting the generality of the foregoing, the term “Operating Costs” will include (to the extent applicable):

(i)       all costs and expenses related to the growth, operation and maintenance of the subject Business (including all research, development, marketing, maintenance and monitoring costs);

(ii)       all salaries, benefits, and other amounts payable to employees and/or consultants (if any) retained by the Company from time to time;

(iii)       all costs and expenses related to SEC reporting and related requirements in connection with the offering and sale of the Coins and/or Tokens;

(iv)       all amounts owed in connection with indebtedness incurred by (or otherwise on behalf of) the Company (including all principal and interest expenses);

(v)       all taxes and insurance expenses (provided the same will be calculated on an annualized basis based off the most recently received);

(vi)       all related legal, accounting, and other professional fees.

(u)       “Person” means any individual, firm, corporation, business enterprise, trust, association, joint venture, partnership, limited liability company, governmental body or other entity, whether acting in an individual, fiduciary or other capacity.

(v)       “PIA” has the meaning given such term in Article V, Section 1 of the Offering Circular.

(w)       “Qualified Agent” means a third-party transfer agent or other intermediary that is qualified to provide the subject service(s). For the avoidance of doubt, any Affiliate of the Company and/or any Token Trading Platform may act as a Qualified Agent for purposes of this Agreement to the extent such entity is qualified to provide the subject service(s).

(x)        “Regulatory Authority” means, individually and collectively as the case may be: (i) the government of the United States of America (or any other nation), or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or otherwise pertaining to, government; and (ii) any other federal, state or local regulatory or other agency or authority having jurisdiction over the Company, the Tokens and/or the Business (or any portion thereof). Without limiting the generality of the foregoing, the term Regulatory Authority as used herein will specifically include the SEC, the U.S. Commodity Futures Trading Commission and the Financial Industry Regulatory Authority (“FINRA”).

(y)        “Securities Laws” means, individually and collectively as the case may be: (i) the Securities Act of 1933 (15 U.S.C. 77a, et seq.), as amended and in effect; (ii) the Securities Exchange Act of 1934 (15 U.S.C. 78a et seq.), as amended and in effect; (iii) any and all “blue sky” laws applicable to the Tokens and/or the transfer thereof; and (iv) any and all regulations from time to time promulgated under one or more of the forgoing. Without limiting the generality of the foregoing, the term “Securities Laws” will specifically include Regulation A and all related SEC and FINRA regulations.

(z)       “Sound Accounting Principles” means generally accepted accounting principles (GAAP), or such other sound accounting principles or methods utilized by Company, in its reasonable discretion, applied on a consistent basis.

(aa) “Super-Majority Consent” means, with respect to any Proposed Amendment submitted to a vote of the Token Holders pursuant to Section 11(d)(i), the affirmative vote (or deemed affirmative vote pursuant to Section 11(d)(i) below) of the Token Holders owning at least seventy percent (70%) of the then issued and outstanding Tokens.

(bb) “Token Holder” or “Token Holders” means, individually and collectively as the case may be and as of any given time, each Person who then holds a Token.

(cc) “Token Trading Platform” means, individually and collectively as the case may be, any public trading platform where the Tokens are listed for sale, if any.

(dd) “Transaction Fees” means, for any given period, all fees (including all transaction and related fees) actually received by the Company in connection with the transfer of the Coins during such period.

2.       Income Participation Rights of Token Holders; Distributions; Periodic Reports.

(a)       Subject to Section 2(d) below, the Token Holders, as a group, will be entitled to receive:

(i)       twenty percent (20%) of all Blockchain Net Income, if any, actually received by the Company (whether directly or indirectly), in perpetuity.

(ii)       eighty percent (80%) of all Loan Net Income, if any, actually received by the Company (whether directly or indirectly), in perpetuity; and

(b)         All amounts payable to the Token Holders pursuant to Section 2(a) will be distributed semi-annually to, and among, the then respective Token Holders, pari-passu and pro-rata according to their respective Distribution Interest.

(c)          The Company will, periodically and no less than quarterly, deliver a report to each Token Holder describing, in reasonable detail, the financial/operational status of the Business as of the date of such report (each such report, a “Periodic Report”). Each Periodic Report will include, at a minimum:

(i)       an identification of the then total number of Tokens issued and outstanding;

(ii)       an identification of the total, aggregate, principal amount of all then outstanding Loans;

(iii)       an identification of any Loan where a monetary default has occurred and is then continuing (and, where applicable, a reasonably detailed description of such default); and

(iv)       an identification of the total, aggregate, amount of all Transaction Fees then collected by the Company since the last Periodic Report issues by the Company.

(d)       Notwithstanding the foregoing or anything to the contrary herein, the parties acknowledge and agree that in connection with any Loan Net Income to be distributed, unless and until each PIA is converted into cash/Tokens pursuant its terms:

(i)       the holder of a PIA will have the right to participate in any Distributable LB Liquidation Proceeds to the same extent as a Token Holder; and

(ii)       for all purposes of determining the portion of Distributable LB Liquidation Proceeds to be distributed to each Token Holder as of a particular date, the holder of a PIA will be effectively treated, and included, as a Token Holder based on the total number of Tokens such PIA holder would have as of such date if their respective PIA was then converted into Tokens pursuant to its terms.

3.           Liquidation Rights of Token Holders (Blockchain Business); Distributions.

(a)       In the event of any Liquidation of the Blockchain Business which occurs after the first sale of a Token:

(i)       the Company will promptly alert all of the then-outstanding Token Holders of such Liquidation; and

(ii)       the then-outstanding Token Holders, as a group, will be entitled to receive all Distributable BB Liquidation Proceeds (as defined below) actually received by the Company (whether directly or indirectly) with respect to the sale (or other transfer or winding up) of the Blockchain Business.

(b)       All amounts payable to the Token Holders pursuant to Section 3(a)(ii) above will be:

(i)       promptly paid to the respective Token Holders as, when, and to the extent funds are actually received by the Company (whether directly or indirectly) with respect to the sale (or other transfer or winding up) of the Blockchain Business; and

(ii)       distributed to, and among, the then respective Token Holders, pari-passu and pro-rata according to their respective Distribution Interest.

(c)       For purposes of this Section 3, the term “Distributable BB Liquidation Proceeds” means, for any given period, an amount equal to twenty percent (20%) of all net proceeds (i.e. after the payment of all applicable Operating Costs and all applicable Liquidation Costs) actually received by the Company (whether directly or indirectly) during the subject period as a result of the sale (or other transfer or winding up) of the Blockchain Business.

(d)       Notwithstanding the foregoing or anything to the contrary herein, the parties acknowledge and agree that, in connection with any Liquidation of the Blockchain Business:

(i)       the Company will be permitted to retain the remaining eighty percent (80%) of all net proceeds received by the Company as a result of the Liquidation of the Blockchain Business; and

(ii)       any and all amounts then specifically segregated and reserved by the Company to facilitate the required periodic buyback of the Coins pursuant to the terms thereof, will in no way be deemed to be included in the proceeds from such Liquidation or otherwise part of the Distributable BB Liquidation Proceeds (i.e. any calculation of the net proceeds received by the Company as a result of the Liquidation of the Blockchain Business will be made exclusive and net of any and all such reserved amounts).

4.            Liquidation Rights of Token Holders (Loan Business); Distributions.

(a)       In the event of any Liquidation of the Loan Business which occurs after the first sale of a Token:

(i)       the Company will promptly alert all of the then-outstanding Token Holders of such Liquidation and will thereafter cease making any new Loans;

(ii)       the Company may (in its sole discretion subject to the consent rights of the Token Holders pursuant to Section 5 below) elect to sell, assign, or otherwise transfer the then-outstanding Loans (or any portion thereof), provided that the Company will remain responsible for servicing any Loans which are not sold, assigned, or otherwise transferred pursuant to the foregoing; and

(iii)       subject to Section 4(d)(ii) below, the then-outstanding Token Holders, as a group, will be entitled to receive all Distributable LB Liquidation Proceeds (as defined below) actually received by the Company (whether directly or indirectly) with respect to the then-outstanding Loans.

(b)       All amounts payable to the Token Holders pursuant to Section 4(a)(iii) above will be:

(i)       promptly paid to the respective Token Holders as, when, and to the extent funds are actually received by the Company (whether directly or indirectly) with respect to the subject Loans; and

(ii)       distributed to, and among, the then respective Token Holders, pari-passu and pro-rata according to their respective Distribution Interest.

(c)          For purposes of this Section 4, the term “Distributable LB Liquidation Proceeds” means, for any given period, an amount equal to:

(i)       eighty percent (80%) of all net proceeds (i.e. after the payment of all applicable Operating Costs and all applicable Liquidation Costs) actually received by the Company (whether directly or indirectly) during such period as a result of the maturity, sale, assignment, or other transfer of its then-outstanding Loans which are not otherwise applicable to the repayment of the principal of such Loans; plus

(ii)       from the net proceeds (i.e. after the payment of all applicable Operating Costs and all applicable Liquidation Costs) actually received by the Company (whether directly or indirectly) during such period as a result of the maturity, sale, assignment, or other transfer of its then-outstanding Loans which are applicable to the repayment of the principal, an amount equal to the lesser of:

(1)       one hundred percent (100%) of all such proceeds; or

(2)       the total aggregate amount of proceeds from the offering and sale of the Tokens actually used to fund the subject Loans.

(d)       Notwithstanding the foregoing or anything to the contrary herein, the parties acknowledge and agree that in connection with any Liquidation of the Loan Business:

(i)       the Company will be permitted to retain:

(1)       the remaining twenty percent (20%) of all net proceeds actually received by the Company (whether directly or indirectly) during the subject period as a result of the maturity, sale, assignment, or other transfer of its then-outstanding Loans which are not otherwise applicable to the repayment of the principal of such Loans; and

(2)       any proceeds received by the Company (whether directly or indirectly) during the subject period as a result of the maturity, sale, assignment, or other transfer of its then-outstanding Loans which are applicable to the repayment of the principal of such Loan and which are in excess of the amount required to be paid to the Token Holders pursuant to Section 4(c)(ii) above.

(ii)       unless and until each PIA is converted into cash/Tokens pursuant its terms:

(1)       the holder of a PIA will have the right to participate in any Distributable LB Liquidation Proceeds to the same extent as a Token Holder; and

(2)       for all purposes of determining the portion of Distributable LB Liquidation Proceeds to be distributed to each Token Holder as of a particular date, the holder of a PIA will be effectively treated, and included, as a Token Holder based on the total number of Tokens such PIA holder would have as of such date if their respective PIA was then converted into Tokens pursuant to its terms.

5.       Major Loan Actions.

(a)       Following the first sale of a Token each of the following actions (each a “Major Loan Action”) will require Majority Consent:

(i)       the forgiveness or other settlement of any Loan (or portion thereof): (1) where the subject Loan is made to an Affiliate of the Company; or (2) in any case, which is in an amount (individually or in the aggregate) in excess of five percent (5%) of the original principal amount of the subject Loan;

(ii)       the sale, assignment, or other transfer of any Loan(s) (and/or any interest therein, including any sale of the equity of any Loan Sub) to:

(1)       any Affiliate of the Company;

(2)       any other Person in connection with a sale, assignment, or winding-up of the Company’s Loan Business, for an aggregate amount less than eighty percent (80%) of the then-outstanding indebtedness of such Loan(s);

(3)       any other Person in any other instance for an aggregate amount less than ninety-five percent (95%) of outstanding indebtedness of such Loan(s); and/or

(iii)      Entering into any agreement, and/or taking any action, in connection with one or more of the foregoing.

(b)       The Company will give each Token Holder written notice (each such notice, a “MLA Notice”) of any Major Loan Action for which the Company requests consent and will, at the expense of the Company and together with such MLA Notice, furnish to each Token Holder all such documents and information as may be reasonably necessary (in the reasonable discretion of the Company) in order to enable the Token Holders to properly evaluate, and make a reasonably informed decision regarding, the subject Major Loan Action. The failure of any Token Holder to approve or disapprove any Major Loan Action within ten (10) days after the date the respective MLA Notice is delivered (or deemed to be delivered pursuant to Section 11(f)(iii) below), will be deemed an affirmative approval by such Token Holder of the subject Major Loan Action for all purposes of determining Majority Consent to such Major Loan Action pursuant to Section 5(a).

6.       Acknowledgement of Limited Rights of Token Holders. Each of the parties acknowledges and agrees that:

(a)       the Tokens are not, and will not, be considered equity interests of the Company;

(b)       the Token Holders will not, solely by virtue of being the owner of a Token, have (or otherwise be entitled to) any “preemptive rights,” “drag-along rights,” “tag-along rights,” or similar rights which the holders of the Company’s equity interest may now or hereafter have;

(c)       except to the extent specifically provided in Sections 2 through 5 above (as applicable) or as otherwise specifically required by Applicable Law, the Token Holders will not be entitled, or otherwise have, any vote (or any other say) on any matter regarding, or otherwise have any information rights with respect to, the Company or its Business; and

(d)       except to the extent specifically provided Sections 2 through 4 above the Token Holders will not be entitled, or otherwise have any right, to receive any distribution from, or to otherwise participate in any proceeds received by, the Company (including in connection with any Liquidation of the Company or its Business (or any portion thereof)); and

(e)       except as otherwise specifically provided herein, the Token Holders will not be entitled, or have any claim whatsoever, to any equity or other interest in the Company or any of its assets.

7.       Transfers.

(a)       Each of the Tokens may be freely sold and transferred by the respective Token Holder at any time, provided that:

(i)       the Tokens may only be acquired, held and transferred in whole number increments (i.e. no fractional interests);

(ii)       notice is given to the Company (and/or the applicable Qualified Agent) detailing the specifics of such transfer (including the name, mailing address and Clearing Account of the respective transferee);

(iii)       such transfer is made in compliance with all applicable Securities Laws (as determined by the Company, in its sole discretion); and

(iv)       to the extent the Tokens are then traded on a Token Trading Platform, such transfer is made in compliance with all applicable rules and regulations governing, or otherwise applicable to, such Token Trading Platform.

(b)       Notwithstanding the foregoing, each Token Holder acknowledges that: (i) any transfer, or attempted transfer, of Tokens not made in compliance with Section 7(a) above, or otherwise in violation of the terms hereof, will be deemed invalid, null and void, and of no force or effect and neither the Company nor any other Person shall be required to recognize any such transfer/attempted transfer; and (ii) the Company will not be liable to any Person, in any manner whatsoever, for any costs, losses or other damages caused as a result of, or otherwise related to, the rejection of any such transfer/attempted transfer.

8.       Token Ledger.

(a)       The Company will establish and continuously maintain (or otherwise cause to be continuously maintained), in as current a form as is commercially and technologically possible, a ledger (such ledger, the “Token Ledger”) identifying, at a minimum: (i) the name and last known mailing address of each Token Holder (and each designee of such Token Holder, as applicable); (ii) the number of all Tokens held by each Token Holder; and (iii) the last known Clearing Account of each Token Holder.

(b)       The Token Ledger will be held in strict confidentiality by the Company (and/or the applicable Qualified Agent), provided that:

(i)       a particular Token Holder will be entitled, at any time upon notice to the Company (and/or the applicable Qualified Agent), to receive a record of such Token Holder’s respective Token ownership (and all proceeds, if any, then payable to such holder as a result of such Token ownership); and

(ii)       the Company (and/or the applicable Qualified Agent) will be expressly permitted, at any time and from time to time and without further notice to any Token Holder, to provide access to/copies of any portion (or all) of the information then provided for in the Token Ledger if, and to the extent, requested by any Banking Body and/or Regulatory Authority.

9.       Qualified Agents.

(a)       Notwithstanding anything to the contrary provided herein, the Company will be expressly permitted to (at any time and from time to time) assign any one or more of its administrative obligations hereunder with respect to the Tokens to one or more Qualified Agents. Without limiting the generality, the Company may engage one or more Qualified Agents to:

(i)       maintain and manage the Token Ledger (including keeping the same continuously updated and/or maintaining and ensuring the confidentiality and security of all of the information provided therein);

(ii)       document or otherwise manage any and all transfers of Tokens by Token Holders;

(iii)       direct and/or facilitate (to the extent manually required) any and all payments to be made under the Tokens to the Token Holders; and/or

(iv)       act as the primary liaison between the Company and the Token Holders and/or any Token Trading Platform.

(b)       If, and to the extent, the Company engages a Qualified Agent it will promptly (and in any event within five (5) business days) give each Token Holder written notice of the same (each such notice, an “QA Notice”). Each such QA Notice will include, at a minimum: (i) the name of the respective Qualified Agent and the contact information of the principal contact of such Qualified Agent; and (ii) a reasonable description of the particular administrative obligations of the Company assigned to such Qualified Agent.

10.       Electronic Transactions; Payments to Token Holders.

(a)       Notwithstanding anything to the contrary herein, the parties acknowledge and agree that:

(i)       all Tokens will be issued, and all times held, in digital form only;

(ii)       all of the rights, obligations and restrictions of the Token Holders provided for herein will (to the fullest extent permitted) be codified into, and made part of, the chaincode which is the Token; and

(iii)       all payments to be made to the Token Holders hereunder (in particular those to be made pursuant to Section 2) will, to the fullest extent permitted by the chaincode which is the Token, be made automatically at the times, and in the manner, provided herein;

(iv)       all payments to be made to the Token Holders hereunder (in particular those to be made pursuant to any of Sections 2 through 4 above) will be made electronically, by wire or ACH transfer (at the option of the Company) of immediately available U.S. currency, to the then last known Clearing Account for each Token Holder; and

(1)       it will be the sole and absolute responsibility of each Token Holder to advise the Company of any changes with respect to the Clearing Account of such Token Holder (including in connection with any transfer of the subject Token(s)); and

(2)       neither the Company, nor any of its Affiliates, officers, directors, managers, employees and/or agents, will have any liability to any Token Holder whatsoever, and each Token Holder indemnifies and holds each such Person harmless, for ANY payment(s) not received by such Token Holder as a result of such Token Holder’s failure to advise the Company of any changes to his/her/its respective Clearing Account; and

(v)       the calculation of all amounts payable to the Token Holders by, or otherwise on behalf of, the Company pursuant to the terms of this Agreement (whether calculated directly or via the code underlying the chaincode which is the Token) will be binding and conclusive absent demonstrable error.

(b)       Each Token Holder consents to receive electronically (pursuant to Section 11(f)(i) below) any and all documents, communications, notices, contracts, and agreements arising from, or otherwise relating in any way to, the Tokens and/or such Token Holder’s ownership of the same (including all Periodic Reports, MLA Notices, PA Notices and QA Notices and all applicable U.S. Internal Revenue Service Form 1099 notices and/or other applicable forms/disclosures).

11.       Miscellaneous.

(a)       Binding Agreement. This Agreement constitutes the valid and legally binding obligation of the Company. Each Token Holder, by virtue of their purchase (or other acceptance) of a Token, irrevocably agrees to be bound by all of the terms and conditions of this Agreement with respect to all Tokens at any time held by (or otherwise on behalf of) such Token Holder and all rights of such Token Holder as the holder of such Tokens.

(b)       Severability. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law. Any term or provision of this Agreement that is invalid or unenforceable in any situation will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation. In the event that any clause, term, or condition of this Agreement will be held invalid or contrary to law: (i) this Agreement will remain in full force and effect as to all other clauses, terms, and conditions; (ii) the subject clause, term, or condition will be revised to the minimum extent necessary to render the modified provision valid, legal and enforceable; and (iii) the remaining provisions of this Agreement will be amended to the minimum extent necessary so as to render the Agreement as a whole most nearly consistent with the parties’ intentions in light of the modification or removal of the invalid or illegal provision.

(c)       Entire Agreement. This Agreement, together with the Offering Statement and the chaincode which is the Token, constitutes the entire agreement between the parties with respect to the Tokens and supersedes all prior understandings (whether verbal or written), if any, with respect thereto. No representations or statements of any kind made by the Company, which are not expressly stated herein or therein will be binding on the Company.

(d)       Amendments.

(i)       Neither this Agreement, nor any term hereof, may be amended, modified or waived, except with the affirmative consent of the Company and Super-Majority Consent. The Company will give each Token Holder written notice (each such notice, a “PA Notice”) of any proposed amendment for which the Company requests consent (each a “Proposed Amendment”) and will, at the expense of the Company and together with such PA Notice, furnish to each Token Holder all such documents and information as may be reasonably necessary (in the reasonable discretion of the Company) in order to enable the Token Holders to properly evaluate, and make a reasonably informed decision regarding, the subject Proposed Amendment. The failure of any Token Holder to approve or disapprove any Proposed Amendment within ten (10) days after the date the respective PA Notice is delivered (or deemed to be delivered pursuant to Section 11(f)(iii) below), will be deemed an affirmative approval by such Token Holder of the subject Proposed Amendment for all purposes of determining Super-Majority Consent to such Proposed Amendment pursuant to this Section 11(d)(i).

(ii)       Notwithstanding the foregoing, each of the Token Holders acknowledges and agrees that the Company may unilaterally amend, modify or otherwise supplement this Agreement, without further notice to, or consent of, any of the Token Holders to the fullest extent necessary:

(1)       to conform this Agreement (or any of the terms hereof) to evidence, effectuate, or otherwise and adhere to, the terms and conditions provided in the Offering Statement with respect to the Tokens; and/or

(2)       to fully comply with any direction of the SEC and/or any other regulatory agency now or hereafter governing the Tokens.

(e)       Construction. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement. Whenever the context requires or permits, the singular will include the plural, the plural will include the singular, and the masculine, feminine and neuter will be freely interchangeable. Any and all uses of the term “including” herein means including without limitation, or including but not limited to, and will not be deemed to be exclusive or to create an exclusive reference.

(f)       Notices.

(i)       Notices To Token Holders. All notices and communications to be given or otherwise made to a Token Holder are to be sent electronically to the last known email (or other electronic) address for such Token Holder on the books and records of the Company (or such other electronic address as may be directed by such Token Holder from time to time by written notice to the Company). In connection with the foregoing, each Token Holder hereby acknowledges and agrees that:

(1)       it will be the sole and absolute responsibility of each Token Holder to advise the Company of any changes (including typographical corrections) with respect to the active email (or other electronic) notice address of such Token Holder (including in connection with any transfer of the subject Token(s)); and

(2)       neither the Company, nor any of its Affiliates, officers, directors, managers, employees and/or agents, will have any liability to any Token Holder whatsoever, and each Token Holder indemnifies and holds each such Person harmless, for ANY notice(s) (including any MLA Notice and/or PA Notice) not received by such Token Holder as a result of: (A) such Token Holder’s failure to advise the Company of any changes to his/her/its respective Clearing Account; and/or (B) any electronic and/or other transmission error not caused, directly or indirectly, by the action or inaction of the Company.

(ii)       Notices To The Company. All notices and communications to be given or otherwise made to the Company are to be sent via email to the Company at Ir@cerescoin.io with a paper copy to be sent to:

CERES COIN LLC

c/o CM Solutions LLC

39W462 Baert Lane,

St. Charles, Illinois 60175

Attn: Token Investor Relations

(iii)       General. All notices, requests and demands hereunder will be deemed to have been given or made: (1) if sent by e-mail (or other electronic method) one (1) workday following transmission, provided that evidence of such transmission is retained by the sending party; (2) if delivered in person, immediately upon delivery; (3) if by nationally recognized overnight courier service with all delivery fees prepaid and with instructions to deliver the next business day, one (1) business day after sending; and (4) if by any other mail service, three (3) business days after mailing. A written notice sent to a Person will also be deemed received on the date delivery will have been refused at the address required by this Section.

(g)       Legal Counsel. Each Token Holder acknowledges and agrees that: (i) such Token Holder has had ample opportunity to consult with, and receive advice from, legal counsel of his/her/its choice with respect to this Agreement and the Tokens and, having had said opportunity, has either consulted with such legal counsel or has made the decision not to consult with legal counsel prior to purchasing their respective Token(s); and (ii) any rule of construction that operates in whole or in part to resolve ambiguities against the drafter of a document will not apply to the interpretation of this Agreement.

(h)       Successors and Assigns. All of the terms and provisions hereof will be binding upon, and inure to the benefit of, the respective executors, administrators, legal representatives, successors and permitted assigns of each of the parties hereto.

(i)       Termination of Token. Upon the payment (in full) of all amounts payable to the Token Holders hereunder, all Tokens will be deemed fully satisfied and automatically terminated without further notice to, or action by, any party.

(j)       Governing Law. This Agreement will be construed and enforced in accordance with and governed by the internal laws of the State of Delaware without regard to the choice or conflict of law principles or rules that may cause the application of the laws of any jurisdiction other than those of the State of Delaware.

(k)       Dispute Resolution. Each of the parties irrevocably agrees as follows:

(i)       Except as provided in Section 11(l) below, any past, present or future dispute, controversy, claim or difference of any kind, in contract, tort or otherwise, arising out of or in connection with this Agreement and/or the Tokens (each a “Dispute”) will be resolved individually and exclusively by binding arbitration administered by JAMS (“JAMS”) in accordance with its then-existing alternative dispute resolution procedures related to blockchain/cryptocurrency/digital asset disputes. Such Dispute will be finally settled by three arbitrators (each an “Arbitral Tribunal”). Further, to the extent any Dispute relates, in whole or in part, to the technology underlying the Tokens and/or the Company’s Business (or any portion thereof), each member of the Arbitral Tribunal will have demonstrated familiarity with the subject technology.

(ii)       The party initiating arbitration will do so with JAMS. Unless otherwise mutually agreed to by the subject parties, the claimant (or claimants) will appoint one arbitrator in the applicable demand for arbitration, the respondent (or respondents) will appoint one arbitrator in the answering statement or, if no answering statement is filed, within fourteen (14) days of receipt of such demand for arbitration. If a party fails to timely appoint an arbitrator either within the period provided in this Section or such other time period as may otherwise be mutually agreed, the appointment will be made by JAMS. Following their appointment, the two arbitrators will consult, for a period not exceeding thirty (30) days on the appointment of the third arbitrator, who will serve as chairperson. If the two arbitrators fail to agree on the appointment of the third arbitrator within such thirty (30) day period, the third arbitrator will be appointed by JAMS.

(iii)       Absent the mutual agreement of the subject parties, the seat of any arbitration pursuant to this Section will be, and all hearings will take place in Washington D.C., Illinois. The Arbitral Tribunal will be directed to render an award (each an “Award”) in writing within thirty (30) days following the last day of the final hearing. Such Award will state the reasons for the Award, will be final and binding on the parties, and will deal with the question of costs of arbitration and all matters related thereto. The prevailing party will be entitled to recover its legal and other fees. Notwithstanding anything to the contrary in this Section, any Award may be recognized and enforced by any court of competent jurisdiction.

(iv)       If the Company is the party initiating arbitration, it will pay all the administrator’s filing costs and administrative fees (other than hearing fees). If arbitration is instituted by any other party, filing costs and administrative fees (other than hearing fees) will be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator’s rules. With regard to hearing fees, the Company will pay the administrator’s hearing fees for one full day of arbitration hearings. Absent the mutual agreement of the subject parties, fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator’s rules or Applicable Law require otherwise. Notwithstanding the foregoing, each party will bear the expense of its own attorney’s fees, except as otherwise provided by law. If a statute gives any party the right to recover any of these fees, these statutory rights will apply in the arbitration notwithstanding anything to the contrary herein.

(v)       Within thirty (30) days of a final Award, a party may appeal the Award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, an opposing party may cross appeal within thirty (30) days after notice of the appeal. The panel will reconsider de novo all aspects of the initial Award that are appealed. Costs and conduct of any appeal will be governed by this Section and the administrator’s rules, in the same way as the initial arbitration proceeding. Any Award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, will be final and binding, except for any appeal right under the Federal Arbitration Act (the “FAA”), and may be entered as a judgment in any court of competent jurisdiction.

(l)       Jurisdiction for Disputes Related to Breaches of Federal Securities Laws. Notwithstanding Section 11(k) above, in the event of a Dispute resulting from the breach of any federal Securities Laws, the parties hereby irrevocably agree that: (i) any action or proceeding arising out of, or otherwise relating to, such Dispute will be commenced in any federal or state court of competent jurisdiction in Washington D.C.; and (ii) summons and complaint commencing an action or proceeding in any such court will be properly served and will confer personal jurisdiction if served personally or by registered mail as provided under the laws of Washington D.C.

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